Exhibit 99.1

FOR IMMEDIATE RELEASE For More Information:
Brian Shaughnessy, CFO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 207.786.3245 ext. 3220 www.northeastbank.com

Northeast Bancorp Reports First Quarter Results, Announces Increase in Stock Repurchase Program and Declares Dividend

Lewiston, ME (October 26, 2016) ‒ Northeast Bancorp (“Northeast” or the “Company”) (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank (the “Bank”), today reported net income of $1.8 million, or $0.19 per diluted common share, for the quarter ended September 30, 2016, compared to net income of $1.9 million, or $0.20 per diluted common share, for the quarter ended September 30, 2015.

The Board of Directors has voted to amend the existing stock repurchase program to authorize the Company to purchase an additional 500,000 shares of its common stock, representing 5.7% of the Company’s outstanding common shares or approximately $5.5 million based on the Company’s closing price on October 25, 2016. Under the existing program, implemented in April 2014, the Company has purchased 1,970,000 shares through October 25, 2016 and zero shares remain available for repurchase under the program on that date, prior to the 500,000 share increase in the repurchase plan. The amended stock repurchase program will expire on October 21, 2018.

The Board of Directors has also declared a cash dividend of $0.01 per share, payable on November 18, 2016 to shareholders of record as of November 4, 2016.

“In the quarter, we produced $99.2 million of new loan volume,” said Richard Wayne, President and Chief Executive Officer. “Our Loan Acquisition and Servicing Group produced $55.9 million of loans, our SBA Division closed $15.2 million of loans, residential loan sales in the secondary market were strong at $25.0 million, and we achieved net growth of $34.4 million in non-maturity deposits. In addition, we repurchased 645,238 shares at an average price of $10.75.” Mr. Wayne continued, “We believe that our stock repurchase program provides meaningful value to our shareholders, and accordingly, the Board has approved the addition of 500,000 shares to our stock repurchase program.”

As of September 30, 2016, total assets were $985.6 million, consistent with total assets of $986.2 as of June 30, 2016. The principal components of the change in the balance sheet follow:

1.

The loan portfolio – excluding loans held for sale – has grown by $29.0 million, or 4.2%, compared to June 30, 2016, principally on the strength of $28.5 million of net growth in commercial loans purchased or originated by the Bank’s Loan Acquisition and Servicing Group (“LASG”) and net growth of $5.1 million in originations by the Bank’s Small Business Administration and United States Department of Agriculture (“SBA”) Division. This net growth was offset by a $4.6 million decrease in the Bank’s Community Banking Division loan portfolio.

Loans generated by the LASG totaled $55.9 million for the quarter ended September 30, 2016. The growth in LASG loans consisted of $13.9 million of purchased loans, at an average price of 82.5% of unpaid principal balance, and $42.0 million of originated loans. SBA loans closed during the quarter totaled $15.2 million, of which $13.3 million were fully funded in the quarter. In addition, the Company sold $7.4 million of the guaranteed portion of SBA loans in the secondary market, of which $6.3 million were originated in the current quarter and $1.1 million were originated in prior quarters. Residential loan production sold in the secondary market totaled $25.0 million for the quarter.

As previously discussed in the Company’s SEC filings, the Company made certain commitments to the Board of Governors of the Federal Reserve System in connection with the merger of FHB Formation LLC with and into the Company in December 2010. The Company’s loan purchase and commercial real estate loan availability under these conditions follow:

Basis for Regulatory Condition	Condition	Availability at September 30, 2016
		(Dollars in millions)
Total Loans	Purchased loans may not exceed 40% of total loans	$90.6
Regulatory Capital	Non-owner occupied commercial real estate loans may not exceed 300% of total capital	$165.8

An overview of the Bank’s LASG portfolio follows:

	LASG Portfolio
	Three Months Ended September 30,
	2016				2015
	Purchased (1)	Originated	Secured Loans to Broker-Dealers	Total LASG	Purchased	Originated	Secured Loans to Broker-Dealers	Total LASG
	(Dollars in thousands)
Loans purchased or originated during the period:
Unpaid principal balance	$16,790	$42,002	$-	$58,792	$23,583	$10,941	$-	$34,524
Net investment basis	13,853	42,002	-	55,855	23,458	10,941	-	34,399

Loan returns during the period:
Yield	10.40%	5.88%	0.50%	7.58%	12.07%	5.67%	0.50%	8.23%
Total Return (2)	10.43%	5.88%	0.50%	7.59%	12.11%	5.67%	0.50%	8.26%

Total loans as of period end:
Unpaid principal balance	$269,462	$206,748	$48,000	$524,210	$249,229	$119,732	$60,000	$428,961
Net investment basis	237,103	206,748	48,000	491,851	214,199	119,732	60,000	393,931

(1) Purchased loan balances include loans held for sale of $789 thousand.

(2) The total return on purchased loans represents scheduled accretion, accelerated accretion, gains on asset sales, and other noninterest income recorded during the period divided by the average invested balance, which includes loans held for sale, on an annualized basis. The total return does not include the effect of purchased loan charge-offs or recoveries in the quarter.

2.

Deposits increased by $5.0 million, or 0.6% for the quarter, attributable primarily to growth in non-maturity (demand, savings and interest checking, and money market) accounts, which increased by $34.4 million, or 7.6%, offset by a decrease in time deposits of $29.4 million, or 8.4%.

3.

Shareholders’ equity decreased by $5.0 million from June 30, 2016, primarily due to the $6.9 million in share repurchases (representing 645,238 shares) in the quarter, offset by earnings of $1.8 million. Additionally, there was stock-based compensation of $202 thousand, a decrease in accumulated other comprehensive loss of $45 thousand and $93 thousand in dividends paid on common stock.

Net income decreased by $116 thousand to $1.8 million for the quarter ended September 30, 2016, compared to $1.9 million for the quarter ended September 30, 2015.

1.

Net interest and dividend income before provision for loan losses increased by $534 thousand for the quarter ended September 30, 2016, compared to the quarter ended September 30, 2015. The increase is primarily due to higher average balances in the total loan portfolio, offset by higher average deposit balances and the effect of the issuance of the subordinated debt.

The various components of transactional income are set forth in the table below entitled “Total Return on Purchased Loans.” When compared to the three months ended September 30, 2015, transactional income decreased by $884 thousand. The following table summarizes interest income and related yields recognized on the loan portfolios:

	Interest Income and Yield on Loans
	Three Months Ended September 30,
	2016			2015
	Average	Interest		Average	Interest
	Balance (1)	Income (2)	Yield	Balance (1)	Income (2)	Yield
	(Dollars in thousands)
Community Banking	$205,765	$2,401	4.63%	$225,151	$2,707	4.77%
SBA	31,148	519	6.61%	13,722	217	6.27%
LASG:
Originated	185,109	2,742	5.88%	118,574	1,696	5.67%
Purchased	231,999	6,081	10.40%	200,385	6,095	12.07%
Secured Loans to Broker-Dealers	48,000	60	0.50%	60,007	75	0.50%
Total LASG	465,108	8,883	7.58%	378,966	7,866	8.23%
Total	$702,021	$11,803	6.67%	$617,839	$10,790	6.93%

(1)	Includes loans held for sale.
(2)	SBA interest income includes fees of $50 thousand and $13 thousand for the quarters ended September 30, 2016 and 2015, respectively.

The yield on purchased loans for the quarter ended September 30, 2016 was 10.4% as compared to 12.1% in the quarter ended September 30, 2015, primarily due to lower transactional income in the quarter. The following table details the total return on purchased loans:

	Total Return on Purchased Loans
	Three Months Ended September 30,
	2016		2015
	Income	Return (1)	Income	Return (1)
	(Dollars in thousands)
Regularly scheduled interest and accretion	$4,754	8.13%	$3,887	7.70%
Transactional income:
Gain on loan sales	-	0.00%	-	0.00%
Gain on sale of real estate owned	19	0.03%	22	0.04%
Other noninterest income	-	0.00%	-	0.00%
Accelerated accretion and loan fees	1,327	2.27%	2,208	4.37%
Total transactional income	1,346	2.30%	2,230	4.41%
Total	$6,100	10.43%	$6,117	12.11%

(1)

The total return on purchased loans represents scheduled accretion, accelerated accretion, gains on asset sales, gains on real estate owned and other noninterest income recorded during the period divided by the average invested balance, which includes loans held for sale, on an annualized basis. The total return does not include the effect of purchased loan charge-offs or recoveries in the quarter.

2.

Noninterest income increased by $103 thousand for the quarter ended September 30, 2016, compared to the quarter ended September 30, 2015, principally due to an increase in gains realized on sale of SBA loans of $68 thousand.

3.

Noninterest expense increased by $816 thousand for the quarter ended September 30, 2016, compared to the quarter ended September 30, 2015, primarily due to an increase in salaries and employee benefits of $1.1 million, largely attributable to higher employee headcount and increased incentive compensation.

At September 30, 2016, nonperforming assets totaled $12.7 million, or 1.29% of total assets, as compared to $9.5 million, or 0.96% of total assets, at June 30, 2016.

At September 30, 2016, the Company’s Tier 1 Leverage Ratio was 12.3%, compared to 13.3% at June 30, 2016, and the Total Capital Ratio was 18.8%, a decrease from 20.4% at June 30, 2016. The decrease resulted primarily from loan growth and the effect of purchases under the Company’s share repurchase program.

Investor Call Information

Richard Wayne, Chief Executive Officer of Northeast Bancorp, and Brian Shaughnessy, Chief Financial Officer of Northeast Bancorp, will host a conference call to discuss first quarter earnings and business outlook at 10:00 a.m. Eastern Time on Thursday, October 27th. Investors can access the call by dialing 877.878.2762 and entering the following passcode: 5193909. The call will be available via live webcast, which can be viewed by accessing the Company’s website at www.northeastbank.com and clicking on the About Us - Investor Relations section. To listen to the webcast, attendees are encouraged to visit the website at least fifteen minutes early to register, download and install any necessary audio software. Please note there will also be a slide presentation that will accompany the webcast. For those who cannot listen to the live broadcast, a replay will be available online for one year at www.northeastbank.com.

About Northeast Bancorp

Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a full-service bank headquartered in Lewiston, Maine. We offer traditional banking services through the Community Banking Division, which operates ten full-service branches that serve customers located in western, central, and southern Maine. From our Maine and Boston locations, we also lend throughout the New England area. Our Loan Acquisition and Servicing Group (“LASG”) purchases and originates commercial loans on a nationwide basis. In addition, our SBA Division supports the needs of growing businesses nationally. ableBanking, a division of Northeast Bank, offers savings products to consumers online. Information regarding Northeast Bank can be found on its website at www.northeastbank.com.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures, including tangible common shareholders’ equity, tangible book value per share, and total return. Northeast’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Northeast believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in interest rates and real estate values; competitive pressures from other financial institutions; the effects of weakness in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay our loans; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; changing government regulation; the risk that the Company may not be successful in the implementation of its business strategy; the risk that intangibles recorded in the Company’s financial statements will become impaired; changes in assumptions used in making such forward-looking statements; and the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and updated by the Company’s Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

NORTHEAST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except share and per share data)

	September 30, 2016	June 30, 2016
Assets
Cash and due from banks	$3,574	$2,459
Short-term investments	122,675	148,698
Total cash and cash equivalents	126,249	151,157
Available-for-sale securities, at fair value	94,583	100,572

Residential real estate loans held for sale	4,623	6,449
SBA loans held for sale	2,630	1,070
Total loans held for sale	7,253	7,519

Loans
Commercial real estate	449,537	426,568
Residential real estate	110,223	113,962
Commercial and industrial	156,110	145,956
Consumer	5,548	5,950
Total loans	721,418	692,436
Less: Allowance for loan losses	2,506	2,350
Loans, net	718,912	690,086

Premises and equipment, net	7,452	7,801
Real estate owned and other repossessed collateral, net	3,774	1,652
Federal Home Loan Bank stock, at cost	2,408	2,408
Intangible assets, net	1,623	1,732
Bank owned life insurance	15,839	15,725
Other assets	7,475	7,501
Total assets	$985,568	$986,153

Liabilities and Shareholders' Equity
Liabilities
Deposits
Demand	$74,249	$66,686
Savings and interest checking	107,365	107,218
Money market	302,079	275,437
Time	321,716	351,091
Total deposits	805,409	800,432

Federal Home Loan Bank advances	30,046	30,075
Subordinated debt	23,393	23,331
Capital lease obligation	1,066	1,128
Other liabilities	14,101	14,596
Total liabilities	874,015	869,562

Commitments and contingencies	-	-

Shareholders' equity
Preferred stock, $1.00 par value, 1,000,000 shares authorized; no shares issued and outstanding at September 30, 2016 and June 30, 2016	-	-
Voting common stock, $1.00 par value, 25,000,000 shares authorized; 7,487,552 and 8,089,790 shares issued and outstanding at September 30, 2016 and June 30, 2016, respectively	7,487	8,089
Non-voting common stock, $1.00 par value, 3,000,000 shares authorized; 1,343,683 and 1,227,683 shares issued and outstanding at September 30, 2016 and June 30, 2016, respectively	1,344	1,228
Additional paid-in capital	76,765	83,020
Retained earnings	27,818	26,160
Accumulated other comprehensive loss	(1,861)	(1,906)
Total shareholders' equity	111,553	116,591
Total liabilities and shareholders' equity	$985,568	$986,153

NORTHEAST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,
	2016	2015
Interest and dividend income:
Interest and fees on loans	$11,803	$10,790
Interest on available-for-sale securities	239	228
Other interest and dividend income	215	95
Total interest and dividend income	12,257	11,113

Interest expense:
Deposits	1,754	1,365
Federal Home Loan Bank advances	255	260
Wholesale repurchase agreements	-	67
Short-term borrowings	-	9
Subordinated debt	459	154
Obligation under capital lease agreements	14	17
Total interest expense	2,482	1,872
Net interest and dividend income before provision for loan losses	9,775	9,241
Provision for loan losses	193	169
Net interest and dividend income after provision for loan losses	9,582	9,072

Noninterest income:
Fees for other services to customers	408	408
Gain on sales of residential loans held for sale	542	560
Gain on sales of SBA loans	743	675
Loss recognized on real estate owned and other repossessed collateral, net	(14)	(59)
Bank-owned life insurance income	114	112
Other noninterest income	15	9
Total noninterest income	1,808	1,705

Noninterest expense:
Salaries and employee benefits	5,314	4,256
Occupancy and equipment expense	1,229	1,290
Professional fees	496	430
Data processing fees	421	349
Marketing expense	87	70
Loan acquisition and collection expense	227	451
FDIC insurance premiums	124	114
Intangible asset amortization	109	131
Other noninterest expense	619	719
Total noninterest expense	8,626	7,810
Income before income tax expense	2,764	2,967
Income tax expense	1,013	1,100
Net income	$1,751	$1,867

Weighted-average shares outstanding:
Basic	9,106,144	9,562,812
Diluted	9,133,383	9,562,812

Earnings per common share:
Basic	$0.19	$0.20
Diluted	0.19	0.20

Cash dividends declared per common share	$0.01	$0.01

NORTHEAST BANCORP AND SUBSIDIARY

CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED YIELDS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,
	2016			2015
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning assets:
Investment securities	$94,899	$239	1.00%	$102,241	$228	0.88%
Loans (1) (2) (3)	702,021	11,821	6.68%	617,839	10,808	6.94%
Federal Home Loan Bank stock	2,408	23	3.79%	4,102	34	3.29%
Short-term investments (4)	154,392	192	0.49%	99,649	61	0.24%
Total interest-earning assets	953,720	12,275	5.11%	823,831	11,131	5.36%
Cash and due from banks	2,941			3,026
Other non-interest earning assets	30,812			36,420
Total assets	$987,473			$863,277

Liabilities & Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$70,850	$51	0.29%	$69,619	$46	0.26%
Money market accounts	291,734	682	0.93%	170,566	353	0.82%
Savings accounts	35,769	12	0.13%	36,360	12	0.13%
Time deposits	336,271	1,009	1.19%	350,867	954	1.08%
Total interest-bearing deposits	734,624	1,754	0.95%	627,412	1,365	0.86%
Short-term borrowings	-	-	0.00%	1,950	9	1.83%
Borrowed funds	30,061	255	3.37%	39,324	327	3.30%
Subordinated debt	23,360	459	7.80%	8,650	154	7.06%
Capital lease obligations	1,087	14	5.11%	1,332	17	5.06%
Total interest-bearing liabilities	789,132	2,482	1.25%	678,668	1,872	1.09%

Non-interest bearing liabilities:
Demand deposits and escrow accounts	75,672			64,008
Other liabilities	8,213			7,431
Total liabilities	873,017			750,107
Stockholders' equity	114,456			113,170
Total liabilities and stockholders' equity	$987,473			$863,277

Net interest income		$9,793			$9,259

Interest rate spread			3.86%			4.27%
Net interest margin (5)			4.07%			4.46%

(1)	Interest income and yield are stated on a fully tax-equivalent basis using a 34% tax rate.
(2)	Includes loans held for sale.
(3)	Nonaccrual loans are included in the computation of average, but unpaid interest has not been included for purposes of determining interest income.
(4)	Short term investments include FHLB overnight deposits and other interest-bearing deposits.
(5)	Net interest margin is calculated as net interest income divided by total interest-earning assets.

NORTHEAST BANCORP AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended:
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net interest income	$9,775	$10,713	$9,254	$10,172	$9,241
Provision for loan losses	193	317	236	896	169
Noninterest income	1,808	2,411	2,035	1,624	1,705
Noninterest expense	8,626	9,396	8,412	8,196	7,810
Net income	1,751	2,199	1,809	1,744	1,867

Weighted average common shares outstanding:
Basic	9,106,144	9,319,522	9,456,198	9,559,369	9,562,812
Diluted	9,133,383	9,342,439	9,459,611	9,569,585	9,562,812
Earnings per common share:
Basic	$0.19	$0.24	$0.19	$0.18	$0.20
Diluted	0.19	0.24	0.19	0.18	0.20
Dividends per common share	0.01	0.01	0.01	0.01	0.01

Return on average assets	0.70%	0.93%	0.80%	0.80%	0.86%
Return on average equity	6.07%	7.67%	6.33%	6.07%	6.55%
Net interest rate spread (1)	3.86%	4.55%	4.06%	4.67%	4.27%
Net interest margin (2)	4.07%	4.73%	4.25%	4.87%	4.46%
Efficiency ratio (3)	74.47%	71.59%	74.52%	69.48%	71.35%
Noninterest expense to average total assets	3.47%	3.97%	3.70%	3.75%	3.59%
Average interest-earning assets to average interest-bearing liabilities	120.86%	119.99%	120.62%	122.48%	121.39%

	As of:
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Nonperforming loans:
Originated portfolio:
Residential real estate	$3,273	$2,613	$3,566	$3,263	$3,165
Commercial real estate	361	474	602	399	529
Home equity	48	48	-	11	20
Commercial and industrial	347	17	2	2	2
Consumer	121	163	216	204	153
Total originated portfolio	4,150	3,315	4,386	3,879	3,869
Total purchased portfolio	4,773	4,512	4,364	2,221	6,939
Total nonperforming loans	8,923	7,827	8,750	6,100	10,808
Real estate owned and other possessed collateral, net	3,774	1,652	690	1,238	1,279
Total nonperforming assets	$12,697	$9,479	$9,440	$7,338	$12,087

Past due loans to total loans	1.36%	1.00%	2.52%	2.48%	1.35%
Nonperforming loans to total loans	1.24%	1.13%	1.25%	0.90%	1.73%
Nonperforming assets to total assets	1.29%	0.96%	1.02%	0.82%	1.41%
Allowance for loan losses to total loans	0.35%	0.34%	0.32%	0.31%	0.33%
Allowance for loan losses to nonperforming loans	28.08%	30.02%	25.41%	34.90%	19.11%

Commercial real estate loans to risk-based capital (4)	179.96%	174.12%	217.09%	204.91%	195.50%
Net loans to core deposits (5)	90.22%	87.15%	93.48%	94.37%	91.04%
Purchased loans to total loans, including held for sale	32.54%	34.25%	33.17%	32.90%	33.82%
Equity to total assets	11.32%	11.82%	12.41%	12.82%	13.25%
Common equity tier 1 capital ratio	15.34%	17.97%	17.46%	18.11%	19.69%
Total capital ratio	18.81%	20.39%	17.78%	18.43%	20.03%
Tier 1 leverage capital ratio	12.25%	13.27%	13.57%	14.31%	14.23%

Total shareholders' equity	$111,553	$116,591	$114,526	$114,613	$113,704
Less: Preferred stock	-	-	-	-	-
Common shareholders' equity	111,553	116,591	114,526	114,613	113,704
Less: Intangible assets (6)	(3,797)	(3,503)	(3,469)	(3,336)	(3,388)
Tangible common shareholders' equity (non-GAAP)	$107,756	$113,088	$111,057	$111,277	$110,316

Common shares outstanding	8,831,235	9,317,473	9,330,873	9,519,729	9,592,329
Book value per common share	$12.63	$12.51	$12.27	$12.04	$11.85
Tangible book value per share (non-GAAP) (7)	12.20	12.14	11.90	11.69	11.50

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(4)

For purposes of calculating this ratio, commercial real estate includes all non-owner occupied commercial real estate loans defined as such by regulatory guidance, including all land development and construction loans.

(5)

Core deposits include all non-maturity deposits and maturity deposits less than $250 thousand. Loans include loans held-for-sale.(6) Includes the core deposit intangible asset, as well as the servicing rights asset which is included in other assets in the consolidated balance sheets.

(7)	Tangible book value per share represents total shareholders' equity less the sum of preferred stock and intangible assets divided by common shares outstanding.